Exhibit (d)(37)

Form of
Schedule A

Trusts and Portfolios covered by the Sub-Advisory Agreement,

dated as of August 1, 2001,

between

Fidelity Management & Research (Far East), Inc.

(Currently Fidelity Research & Analysis Company)

and

Fidelity Investments Japan Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Variable Insurance Products Fund IV	Emerging Markets Portfolio	Equity	__/__/__

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